Exhibit 99


Release Date:                                              Further Information:

IMMEDIATE RELEASE                                          David J. Bursic
January 19, 2007                                           President and CEO
                                                                   or
                                                           Pamela M. Tracy
                                                           Investor Relations
                                                           Phone: 412/364-1913


         WVS FINANCIAL CORP. ANNOUNCES INCREASED SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2006 NET INCOME AND EARNINGS PER SHARE

      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1,742,000 or $0.75 per diluted share, for the six months ended December 31, 2006 as compared to net income of $1,218,000 or $0.51 per diluted share for the same period in 2005. The $524,000 or 43% increase in net income during the six months was primarily attributable to a $1,024,000 increase in net interest income, which was partially offset by a $302,000 increase in income tax expense, a $102,000 decrease in credit provisions for loan losses, a $60,000 decrease in non-interest income and a $36,000 increase in non-interest expense. The increase in net interest income resulted from the favorable impact of higher short and intermediate term market interest rates on the Company's interest earning assets, which more than offset higher rates paid on other short-term borrowings and time deposits. The increase in income tax expense was primarily attributable to higher levels of taxable income. The decrease in the recovery for loan losses is primarily due to the absence of a reallocation of loan loss reserves and lower recoveries on past due loans recorded in fiscal 2005. The decrease in non-interest income was primarily attributable to the absence of a $30,000 gain recognized on the sale of mortgage-backed securities. The increase in non-interest expense was primarily attributable to a $27,000 increase in employee related costs.

      Net income and diluted earnings per share for the quarter ended December 31, 2006 totaled $837,000 and $0.36, respectively, compared to $610,000 and $0.26 for the same period in 2005. The $227,000 or 37% increase in net income was primarily attributable to a $399,000 increase in net interest income, which was partially offset by a $99,000 increase in income tax expense, a $45,000 decrease in credit provisions for loan losses, a $22,000 increase in non-interest expense and a $6,000 decrease in non-interest income. The increase in net interest income resulted from the favorable impact of higher short and intermediate term market interest rates on the Company's interest earning assets, which more than offset higher rates paid on other short-term borrowings and time deposits. The increase in income tax expense was attributable to increased levels of taxable income. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits.

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                            December 31,      June 30,
                                                2006            2006
                                            (Unaudited)      (Unaudited)
                                            ------------    ------------
Total assets                                $    417,477    $    421,742
Investment securities held-to-maturity           206,167         187,952
Investment securities available-for-sale             488           8,469
Mortgage-backed securities held-to-
   maturity                                      136,365         153,461
Mortgage-backed securities available-for-
   sale                                            2,279           2,292
Net loans receivable                              57,487          55,702
Deposits                                         156,726         151,713
FHLB advances: long-term                         133,579         138,579
FHLB advances: short-term                              0          23,150
Other short-term borrowings                       92,900          76,048
Equity                                            30,011          29,418
Book value per share                               12.99           12.60
Return on average assets                            0.83%           0.66%
Return on average equity                           11.82%           9.87%

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                           Three Months Ended            Six Months Ended
                                              December 31,                 December 31,
                                              (Unaudited)                   (Unaudited)
                                       -------------------------    --------------------------
                                           2006          2005           2006           2005
                                       -----------   -----------    -----------    -----------
Interest income                        $     6,230   $     5,293    $    12,348    $    10,133
Interest expense                             4,322         3,784          8,360          7,169
                                       -----------   -----------    -----------    -----------
Net interest income                          1,908         1,509          3,988          2,964
(Recovery) provision for loan losses             0           (45)            (9)          (111)
                                       -----------   -----------    -----------    -----------
Net interest income after
  provision for loan losses                  1,908         1,554          3,997          3,075
Non-interest income                            161           167            313            373
Non-interest expense                           890           868          1,792          1,756
                                       -----------   -----------    -----------    -----------
Income before income tax
  expense                                    1,179           853          2,518          1,692
Income taxes                                   342           243            776            474
                                       -----------   -----------    -----------    -----------

NET INCOME                             $       837   $       610    $     1,742    $     1,218
                                       ===========   ===========    ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.36   $      0.26    $      0.75    $      0.51
  Diluted                              $      0.36   $      0.26    $      0.75    $      0.51

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,310,596     2,356,470      2,318,890      2,372,062
  Diluted                                2,312,838     2,359,671      2,320,980      2,375,483



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